Exhibit 99.1

CAPE BANCORP, INC. REPORTS

FIRST QUARTER 2008 RESULTS

Cape May Court House, New Jersey, May 13, 2008—Cape Bancorp, Inc. (“Cape Bancorp”) (NASDAQ: “CBNJ”), the parent company of Cape Bank, announced its initial operating results for the first quarter ended March 31, 2008. Cape Bancorp completed its initial public stock offering on January 31, 2008 in connection with a mutual-to-stock conversion of Cape Savings Bank and closed the simultaneous acquisition of Linwood, New Jersey based Boardwalk Bancorp, Inc. and Boardwalk Bank which had total assets of $450.2 million on that date. As a result of the acquisition, Cape Savings Bank changed its name to Cape Bank. On January 31, 2008 Cape Bank established the “CapeBank Charitable Foundation” contributing $782 thousand in cash and $5.5 million in Cape Bancorp stock for a total contribution of $6.3 million. As a result of this contribution, Cape Bancorp reported a net loss of $2.2 million for the quarter ended March 31, 2008. The contribution to the charitable foundation on a net of tax basis of $3.8 million accounted for a net loss per share of $(.31).

The reported loss is also adversely affected by approximately $235 thousand of expenses, net of taxes, associated with Cape Bank’s name change and costs related to the merger of Boardwalk Bank. Based on a net loss of $2.6 million for the period, an earnings (loss) per share was $(.22). The earnings (loss) per share is calculated for the period January 31, 2008 through March 31, 2008 (period since conversion).

At March 31, 2008, Cape Bancorp’s total assets increased to $1.2 billion from $633.8 million at December 31, 2007, an increase of $527.1 million or 83.2%. Assets increased by $450.2 million as a result of Cape Bancorp’s acquisition of Boardwalk Bancorp on January 31, 2008. As a result of the acquisition, goodwill and intangible assets increased by $52.3 million and net purchase accounting adjustments to goodwill totaled $3.0 million. Subsequent to the closing of the acquisition, asset growth for the remainder of the quarter ended March 31, 2008, totaled $21.6 million or 1.90%.

At March 31, 2008, Cape Bancorp’s total net loans increased to $790.0 million from $459.9 million at December 31, 2007, an increase of $330.1 million or 71.8%. Net loans increased by $318.3 million as a result of Cape Bancorp’s acquisition of Boardwalk Bancorp on January 31, 2008. This increase includes purchase accounting adjustments of $3.2 million. Subsequent to the closing of the acquisition, loan growth for the remainder of the quarter ended March 31, 2008, totaled $11.8 million or 1.52%.

At March 31, 2008, Cape Bancorp had $14.6 million in non-performing loans or 1.82% of total gross loans up from $4.0 million or 0.85% at December 31, 2007. Total non-performing loans increased by $6.2 million as a result of Cape Bancorp’s acquisition of Boardwalk Bancorp on January 31, 2008 and increased an additional $4.4 million subsequent to the closing of the acquisition.

At March 31, 2008, Cape Bancorp’s total investment securities increased to $199.8 million from $107.3 million at December 31, 2007, an increase of $92.5 million (classified as available for sale) or 86.2%, net of purchase accounting adjustments of $5.2 million. Securities increased by $98.1 million as a result of Cape Bancorp’s acquisition of Boardwalk Bancorp on January 31, 2008.

At March 31, 2008, Cape Bancorp’s total deposits increased to $788.9 million from $465.6 million at December 31, 2007, an increase of $323.3 million or 69.4%. Deposits increased by $320.5 million as a result of Cape Bancorp’s acquisition of Boardwalk Bancorp on January 31, 2008 and includes purchase accounting adjustments of $1.1 million. Subsequent to the closing of the acquisition, deposit growth for the quarter ended March 31, 2008, totaled $2.8 million or 0.36%.

At March 31, 2008, Cape Bancorp’s total equity increased to $186.4 million from $72.8 million at December 31, 2007, an increase of $113.6 million or 156.0%. Equity increased by $61.5 million from the net proceeds of 7,820,000 shares of stock sold in the initial public offering, net of a loan to our ESOP of $10.7 million, $49.5 million as a result of the issuance of 4,946,121 shares for the purchase of Boardwalk Bancorp stock, and $5.5 million as a result of the issuance of stock to the charitable foundation. These increases were offset by a net loss of $2.2 million, and a decline in accumulated other comprehensive income of $612 thousand. Cape Bancorp’s shareholders’ equity totaled $186.4 million or 16.05% of period end assets, and tangible equity totaled $131.1 million or 11.86% of period end tangible assets.

Herbert L. Hornsby, Jr., President and CEO of Cape Bancorp, stated: “I am pleased to have had the opportunity of creating the Charitable Foundation. It will provide financial support to the charitable organizations in our communities enabling them to share in our long term growth. The CapeBank’s Charitable Foundation is dedicated completely to community activities and the promotion of charitable causes and is also supporting Cape Bank in its ongoing obligations to the community under the Community Reinvestment Act.”

He further stated: “I am pleased with the progress of the integration of these two Banks. The merger of the operations continues to be on schedule with completion by the end of the second quarter. At that point, our operational efficiencies will be greatly enhanced expanding the Bank’s ability to provide superior service to its customers. I greatly appreciate the dedication of all of our employees in making this transition as smooth as possible and thank them for all of their efforts.”

For further information contact Herbert L. Hornsby, Jr., CEO or Robert J. Boyer, CFO, Cape Bancorp: (609) 465-5600.

This press release discusses primarily historical information. Statements included in this release, to the extent they are forward looking, involve a number of risks and uncertainties such as competitive factors, economic conditions and regulatory changes in the banking industry. Further information on factors that could affect Cape Bancorp’s financial results can be found in the Cape Bancorp’s Bank’s Form 10-K for the year ended December 31, 2007, which was filed by the Bank with the Securities and Exchange Commission on March 31, 2008.